Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Intrusion Inc. Announces Resignation of Board Member

Richardson, Texas — October 2, 2014 — Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced that J. Fred Bucy, Jr. has decided to resign from Intrusion’s Board of Directors, a position he has held since 1993.  “Fred has been an outstanding Board member for twenty-one years.  He has made many contributions to Intrusion over this period and we will miss his participation,” stated G. Ward Paxton, President, Chief Executive Officer and Chairman of the Board.  Intrusion has started the search for a new Board member.

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification systems, high speed data mining, regulated information compliance, data leak prevention and data privacy protection, and network intrusion prevention and detection products.  Intrusion’s product families include TraceCop™ for entity identification, Savant™ for network data mining, Compliance Commander™ for regulated information compliance, data leak prevention and data privacy protection, and Intrusion SecureNet for network intrusion prevention and detection.  Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks.  For more information, please visit www.intrusion.com.